Exhibit 99.5

Sales Call Script dated January 15, 2007

SALES CALL SCRIPT

INTRO:

Hi [NAME…I.E. JOHN, JANE, ETC.]

This is [NAME] from PW Eagle. How are you?

John/Jane, I’m calling because I want to let you know about an important development at our company.

As you know, PW Eagle is one of several top producers of plastic pipe, and the company has worked hard to offer customers a broad range of innovative and quality products and services. To support this strategy, we’ve been looking at possible partnerships and I believe we’ve found one that will allow us to serve you even better.

We announced today a definitive merger agreement to be acquired by J-M.

As you may or may not know, J-M is also a manufacturer of PVC and PE pipe products based in Livingston, New Jersey with 14 plants across the United States.

All of us at PW Eagle are pleased about the agreement, and believe it will complement and strengthen PW Eagle, and position us to better serve you as a coast-to-coast plastic pipe producer.

John/Jane, although I am going to be sending to you the official press release and a letter, I want to briefly mention a few things about this agreement that I think are important for you to understand. First…

[INSERT KEY MESSAGES FROM KEY MESSAGES MEMORANDUM]

We expect the transaction to be completed in the second quarter of this year, but because we will be under regulatory review, I can not get into specifics in terms of future plans for the two companies. Rest assured that as we have details we’ll share them with you.

That said, I guarantee that during the transition PW Eagle will remain totally focused on providing you with excellent products and service.

I appreciate your business and confidence in PW Eagle, and believe this merger will only add value to our relationship.

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of PW Eagle, Inc. and other materials will be filed with the SEC. PW Eagle shareholders are urged to read the proxy statement and these other materials carefully when they become available because they will contain important information about PW Eagle and the proposed transaction. Shareholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about PW Eagle, Inc. at http://www.sec.gov, the SEC’s free internet site, and from PW Eagle’s Investor Relations Manager at (541) 343-0200 or on the company’s website at www.pweagleinc.com.

Participants in the Solicitation

PW Eagle, Inc. and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from PW Eagle’s shareholders with respect to the proposed transaction. Information regarding the officers and directors of PW Eagle is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on May 10, 2006. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by securities, holdings or otherwise, which interests may be different from those of PW Eagle shareholders generally, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.